The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated November 16, 2015

Filed under Rule 424(b)(2), Registration Statement No. 333-205280

Preliminary Pricing Supplement No. 5 - Dated Monday, November 16, 2015 (to: Prospectus Dated June 26, 2015 and Prospectus Supplement Dated September 8, 2015)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CAE9		$100.00%	1.450%	$	Fixed	3.500%	Semi-Annual	30/360	11/15/2022	5/15/2016	$16.33	Yes	No	Senior Unsecured
														Notes

Redemption Information: Callable in whole or in part, at any time on or after 8/15/2022

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 08/15/2022, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

Trade Date: Monday, November 23, 2015 @ 12:00 PM ET

Discover Financial Services

Discover Financial Services InterNotes

Preliminary Pricing Supplement No. 5 - Dated Monday, November 16, 2015

(to: Prospectus Dated June 26, 2015 and Prospectus Supplement Dated: September 8, 2015)

Settlement Date: Friday, November 27, 2015 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only

Lead Manager: Incapital LLC
Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors, LLC
InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.